Exhibit 99.1

BTCS First-ever Nasdaq-listed Company to Offer a Dividend Payable in Bitcoin

Silver Spring, MD – (Globe Newswire – January 5, 2022) – BTCS Inc. (Nasdaq: BTCS) (“BTCS” or the “Company”), a blockchain technology-focused company, has announced the first-ever dividend payable in Bitcoin by a Nasdaq-listed company, which the Company refers to as a Bividend. The Company also published a new investor presentation on its website (www.btcs.com) to provide more insight regarding recent successes and future growth plans, as well as the underlying market dynamics expected to drive BTCS’ growth in 2022.

Paramount to the ethos of BTCS are cryptocurrency adoption and financial freedom. Since 2014, BTCS has committed to developing the infrastructure supporting blockchain technology. Continuing this journey, BTCS is now opening the next chapter of delivering on our mission to further promote the adoption of crypto and blockchain technology.

What is a Bividend?

A Bividend is a dividend payable to our shareholders of record at their election in Bitcoin or cash.

How much is the Bividend?

BTCS intends to pay $0.05 per share in Bitcoin, based on the Bitcoin price on the ex-dividend date. Investors who do not elect to receive the Bividend in Bitcoin will receive a cash dividend of $0.05.

Why Offer a Bividend?

“We want to reward our long-time shareholders for their continued support and encourage financial freedom by providing the means to enable direct ownership of Bitcoin and other digital assets,” stated Charles Allen, Chief Executive Officer of BTCS. “In the crypto space BTCS has a long history of firsts, including being the first pure-play U.S. public company focused on cryptocurrencies and blockchains, the first U.S. public company to mine Bitcoin, the first U.S. public company to implement a digital asset treasury strategy, and the first U.S. public company to secure next-generation proof-of-stake blockchains.”

Allen continued, “Now, we are the first Nasdaq-listed company to pay a Bividend, a dividend payable in Bitcoin at the option of our shareholders. This is a moment we have long anticipated since the Company purchased the domain, bividend.com, in February 2015. BTCS is now in the financial position required to execute on the Company’s vision.” With BTCS’ year-end 2021 stock price of $3.14 per share representing a 12.6% discount to the Company’s digital asset holdings and cash position of $3.56 per share, or $37.8 million, this is an ideal time to reward our shareholders with a non-taxable return-of-capital Bividend.

“As we build an ownership base of long-term, fundamental shareholders, the payment of this special Bividend is an important step in showcasing the disruptive nature of blockchain technology” continued Allen.

How do you participate in the Bividend?

The steps required to become a record holder on the books and records of our transfer agent, Equity Stock Transfer, and opt-in to the Bividend are outlined on bividend.com and disclosed on a Form 8-K filed with the Securities and Exchange Commission on January 5, 2022. Any shareholders of record who do not opt-in to receive their Bividend will instead receive an equivalent cash dividend. The Company is working with Equity Stock Transfer, LLC, a New York City based SEC registered transfer agent, to coordinate the logistics and processing of the Bividend.

When will it be Paid?

We have set a record date of March 17, 2022 to leave ample time for our shareholders to complete the opt-in process by the March 16, 2022 Ex-Dividend date opt-in deadline. The Bividend and cash equivalent dividend for those not electing to receive a Bividend will be paid as soon practical after the record date.

Will Future Bividend Payments Occur?

BTCS is very much in the growth phase. That said, the Company is evaluating the appropriateness of future Bividends.

Meanwhile, despite a recent pull-back in line with the broader cryptocurrency market, BTCS’ stock price and market capitalization since 2019 have appreciated significantly as the value of the Company’s digital assets and cash has rapidly increased, as shown in the charts below.

About BTCS:

BTCS is an early mover in the blockchain and digital currency ecosystem, and the first “Pure Play” U.S. publicly traded company focused on blockchain infrastructure and technology. Through its blockchain infrastructure operations, the Company secures Proof-of-Stake blockchains by actively processing and validating blockchain transactions and is rewarded with native digital tokens. The Company is developing a proprietary Staking-as-a-Service platform to allow users to stake and delegate supported cryptocurrencies through a non-custodial platform, which it plans to integrate with its Data Analytics Dashboard, now in beta release. BTCS’ proprietary digital asset data analytics platform currently supports six exchanges and over 800 digital assets, and the Company plans to further broaden its suite of performance-tracking tools, add additional centralized and decentralized exchanges, as well as wallets, and stake pool monitoring. The Company’s digital asset treasury strategy, with a primary focus on disruptive non-security protocol layer assets, is a core component of its business model and supports BTCS’ expanding operations. For more information visit: www.btcs.com.

Investor Relations:

Dave Gentry

RedChip Companies, Inc.

Phone: (407) 491-4498

dave@redchip.com

Public Relations:

Mercy Chikowore

m.chikowore@btcs.com

About Equity Stock Transfer:

Equity Stock Transfer is a New York City based SEC-registered and bonded full-service transfer agent and registrar formed by securities law professionals for publicly traded and private companies. EST provides a full suite of cap table tools and offers proxy management, virtual shareholder meetings and online voting as well as various share depository and paying agent services for domestic and international clients. For over 10 years EST has provided unparalleled personal attention and technology for intelligent automation and customer service. For additional information, please contact info@equitystock.com.

Forward-Looking Statements:

Certain statements in this press release, constitute “forward-looking statements” within the meaning of the federal securities laws including statements regarding our plans to be the first Nasdaq company to issue a dividend in Bitcoin and our intentions regarding the Bividend. Words such as “may,” “might,” “will,” “should,” “believe,” “expect,” “anticipate,” “estimate,” “continue,” “predict,” “forecast,” “project,” “plan,” “intend” or similar expressions, or statements regarding intent, belief, or current expectations, are forward-looking statements. While the Company believes these forward-looking statements are reasonable, undue reliance should not be placed on any such forward-looking statements, which are based on information available to us on the date of this release. These forward-looking statements are based upon current estimates and assumptions and are subject to various risks and uncertainties, including without limitation , regulatory and other unanticipated issues which prohibit us from issuing the Bividend to our shareholders, a significant decrease in the value in the crypto that we currently own, another Nasdaq issuer providing for a dividend of Bitcoin prior to our expected payment date, as well as risks set forth in the Company’s filings with the Securities and Exchange Commission including its Form 10-K for the year ended December 31, 2020 and the Prospectus Supplement dated September 14, 2021. Thus, actual results could be materially different. The Company expressly disclaims any obligation to update or alter statements whether as a result of new information, future events or otherwise, except as required by law.